Exhibit 5.1

Broadwind Approves Third Extension of

Section 382 Rights Agreement

Cicero, Ill., February 3, 2022 — Broadwind (NASDAQ: BWEN), announced today that its Board of Directors has approved a third amendment to the Company’s Section 382 Rights Agreement (the “Rights Plan”) designed to preserve Broadwind’s substantial tax assets associated with net operating loss carryforwards (“NOLs”) under Section 382 of the Internal Revenue Code (“Section 382”). The amendment extends the Rights Plan through February 22, 2025. The Rights Plan is similar to plans adopted by other public companies with significant NOLs.

Broadwind’s CEO Eric Blashford stated, “The Rights Plan was designed to serve the interests of all shareholders by helping to protect Broadwind’s valuable tax assets, which can be used to offset approximately $260 million of future taxable income.”

Pursuant to U.S. federal income tax rules, Broadwind’s use of certain tax assets could be substantially limited if the Company experiences an “ownership change” (as defined in Section 382). In general, an ownership change occurs if the ownership of Broadwind’s stock by “5 percent shareholders” increases by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years on a rolling basis. Broadwind intends to submit the amendment to the Rights Plan for shareholder ratification at its 2022 Annual Meeting of Stockholders.

The “Rights” (as defined in the Rights Plan) will expire on the earliest of (i) the close of business on February 22, 2025, (ii) the time at which the Rights are redeemed or exchanged under the Rights Plan, (iii) the repeal of Section 382 or any successor statute and the Board’s determination that the Rights Plan is no longer necessary for the preservation of the Company’s NOLs, (iv) the beginning of a taxable year of the Company to which the Board determines that no NOLs may be carried forward, or (v) the failure to obtain shareholder ratification of the amendment to the Rights Plan at Broadwind’s 2022 Annual Meeting of Stockholders.

Additional information regarding the amendment to the Rights Plan will be contained in a Form 8-K and in an amendment to Registration Statement on Form 8-A that Broadwind is filing with the Securities and Exchange Commission

ABOUT BROADWIND

Broadwind (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

FORWARD-LOOKING STATEMENTS

This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following: (i) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards, as well as new or continuing tariffs on steel or other products imported into the United States; (ii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iii) our ability to continue to grow our business organically and through acquisitions; (iv) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (v) the sufficiency of our liquidity and alternate sources of funding, if necessary; (vi) our ability to realize revenue from customer orders and backlog; (vii) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (viii) the economy and the potential impact it may have on our business, including our customers; (ix) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (x) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xi) competition from new or existing industry participants including, in particular, increased competition from foreign tower manufacturers with access to lower cost steel; (xii) the effects of the change of administrations in the U.S. federal government; (xiii) our ability to successfully integrate and operate companies and to identify, negotiate and execute future acquisitions; (xiv) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; (xv)  the limited trading market for our securities and the volatility of market price for our securities; and (xvi) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change.

CORPORATE CONTACT

Noel Ryan, IRC

investor@bwen.com